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EXHIBIT 10.8

FOURTEENTH AMENDMENT TO TONKIN MINING LEASE

        Amendment Number Fourteen dated December 23, 2008 ("Effective Date"), between Gold Standard Royalty (Nevada) Inc. and Julian E. and Jean C. Simpson, husband and wife, (collectively "Lessors") and Tonkin Springs Venture LP ("TSVLP" or "Lessee").

RECITALS

  A.
  Lessors and Lessee are parties to a certain Mining Lease ("Mining Lease") dated effective January 1, 1986, a Memorandum (the "Memorandum" of which was recorded in Book 148, at Page 110, as Reception No. 104566, and amended on January 10, 1986, September 29, 2986, June 10, 1987, August 29, 1988, January 11, 1989, June 29, 1989, April 18, 1990, April 20, 1992, January 22, 1993, April 30, 1993, June 28, 1993, November 27, 1995, February 1, 2003 of the real property records of Eureka County, Nevada.

  B.
  Section 2. Term: Rule Against Perpetuities and Severability of Paragraphs, as amended by the Thirteenth Amendment in part states "…this Lease shall remain in force for a term of twenty-three (23) years from the date hereof and for so long thereafter as there is production of one or more Leased Substances from the Mineral Prospect,…"

  C.
  Lessee and Lessors desire to amend the4 first paragraph only of Section 2 of the Tonkin Mining Lease and to the Memorandum to change the primary term of the Lease from twenty-three (23) years to twenty-five (25) years.

  D.
  Section 3. Term; Advance Minimum Royalty in part states that "…Between January 1-15, 1989 and between January 1-15 in each year thereafter during the term of this lease…The greater of $150,000 or the U.S. "Dollar equivalent" of 455 ounces of gold [will be paid to the Lessors]".

  E.
  Lessee and Lessors desire to amend Section 3. of the Tonkin Mining Lease and to the Memorandum to change the Advance Minimum Royalty between January 1-15, 1989 and between January 1-15 in each year thereafter during the term of this lease from the greater of $150,000 or the U.S. "Dollar equivalent" of 455 ounces of gold to $187,500 or the U.S. "Dollar equivalent" of 568.75 ounces of gold starting January 1-25, 2009 and in each year thereafter during the term of this lease.

  F.
  Lessee and Lessors desire to add a preferential right during the extended term of the Lease by which Lessee has a right of first refusal to purchase any interest that Lessors intends to transfer to a third party during the two year extension of the Lease, exclusive of corporate transactions as defined in Section 3 of this Fourteenth Amendment.

Agreement

        NOW THEREFORE, in consideration of the foregoing and of the mutual benefits to be derived, Leasee and the Lessors agree as follows:

  1.
  The first paragraph of Section 2. of the Term: Rule Against Perpetuities and Severability of Paragraphs,as amended by the Thirteenth Amendment shall be deleted in its entirety and replaced with the following:

    Subject to the other provisions herein contained, this Lease shall remain in force for a term of twenty-five (25) years from the date hereof and for so long thereafter as there is production of one or more Leased Substances from the Mineral Prospect, or any operations permitted hereunder are being conducted on the Mineral Prospect or this Lease is continued in force by reason of any of the provisions hereof; provided, however, the term of this Lease shall not exceed 99 years. During any period of extension beyond the primary term hereof, all of the terms and conditions of this lease shall remain in full force and effect.

  2.
  The table outlining respective due date of advance and amount of advance of Section 3. Term; Advance Minimum Royalty shall be deleted in its entirety and replaced with the following:

Due Date of Advance of Advance Minimum Royalty Payment	Amount of Advance Minimum Royalty Payment
Between January 1-15, 1987	The greater of $50,000 or the U.S. "Dollar equivalent" of 152 ounces of gold
Between January 1-15, 1988	The greater of $50,000 or the U.S. "Dollar equivalent" of 152 ounces of gold
Between January 1-15, 1989 and between January 1-15, 2008	The greater of $150,000 or the U.S. "Dollar equivalent" of 455 ounces of gold
Between January 1-15, 2009 and between January 1-15, 2010	The greater of $187,500 or the U.S. "Dollar equivalent" of 568.75 ounces of gold
  3.
  Lessees Preferential Right During the Extended Term: If Lessor intends to transfer all or any part of its interest in the Mineral Prospect or in or under this Lease in accordance with the terms of an agreement which Lessor determines is acceptable, Lessor shall promptly notify Lessee of Lessor's intentions. The notice shall state all pertinent terms and conditions of the intended transfer, and shall be accompanied by a copy of the agreement, contract, offer or other instrument governing the terms of the transfer. If the consideration for the intended transfer is, in whole or in part, other than monetary, the notice shall describe such consideration and its monetary equivalent (based upon the fair market value of the non-monetary consideration and stated in terms of cash or currency). Lessee shall have thirty (30) days from the date Lessee receives such notice to notify Lessor that Lessee elects to acquire the offered interest at the same price (or its monetary equivalent in cash or currency) and on the same terms and conditions as described in Lessor's notice. If Lessee fails to elect within the period provided for in this Section, Lessor shall have one hundred twenty (120) days following the expiration of such period to consummate the transfer to a third party at a price upon terms no less favorable to Lessor than those offered by Lessor to Lessee in Lessor's notice. If Lessor fails to consummate the transfer to a third party within the period described in this Section, Lessee's preferential right to acquire such offered interest shall be deemed to be revived. Any subsequent proposal by Lessor to transfer its interest in the Mineral Prospect in or under this Lease shall be conducted in accordance with all of the procedures described in this Section. This Section shall apply during the 2 year extended term of this Lease in the Fourteenth Amendment to Lessor and any successor or transferee (including any affiliate or successor by merger) but will not apply to (i) a corporate consolidation, merger, reorganization, amalgamation, takeover bid, plan of arrangement, corporate acquisition or disposition (ii) any equity offering by Lessor or (iii) a transfer of direct or indirect control of Lessor to a non-affiliate third party (whether in a single transaction or series of transactions) (iv) or any other such corporate transaction which has the effect of, directly or indirectly, selling, assigning transferring, or otherwise disposing of all or part of this Mining Lease; or (v) assigning the Mining Lease to a wholly owned entity.

  4.
  Except as amended by this Fourteenth Amendment and the prior thirteen amendments, all of the terms and conditions of the Mining Lease shall remain in full force and effect.

  5.
  A signed fax copy of this Fourteenth Amendment shall be equal to its original in every aspect and shall be in full force and effect and binding and shall be accepted as such by everyone, everywhere, fully enforceable.

LESSEE: TONKIN SPRINGS VENTURE LP
By:	/s/ ROBERT R. MCEWEN	Date:	December 23, 2008
Title: President of Tonkin Springs Gold Mining Company General Partner of TSVLP
LESSORS: GOLD STANDARD ROYALTY (NEVADA)INC.
/s/ EDWARD DEVENYNS		Date:	December 23, 2008
/s/ JULIAN E. SIMPSON		Date:	December 23, 2008
/s/ JEAN C. SIMPSON		Date:	December 23, 2008

ACKNOWLEDGMENTS

PROVINCE OF	Ontario	)
) ss.
CITY OF	Toronto	)

        On this 23rd day of December, 2008, personally appeared before me, a Notary Public, ROBERT R. McEWEN, in his capacity as President of TONKIN SPRINGS GOLD MINING COMPANY, a Colorado corporation, which is Manager of TONKIN SPRINGS VENTURE LP, a Nevada limited partnership, which is the manager of TONKIN SPRINGS LLC, a Delaware limited liability company, who acknowledged that he/she executed the above FOURTEENTH AMENDMENT TO MINING LEASE on behalf of said company, freely and voluntarily and for the purposes therein mentioned.

NOTARY PUBLIC

STATE OF	Nevada	)
) ss.
COUNTY OF	Washoe	)

        On this 23rd day of December, 2008, before me, a Notary Public in and for said State and County, personally appeared Edward Devenyns , who is VP Land & Corporate Development of the GOLD STANDARD ROYALTY (NEVADA) INC., a Nevada corporation, personally known (or proved) to me to be the person who executed the above FOURTEENTH AMENDMENT TO MINING LEASE, and acknowledged to me that he executed the same for purposes stated therein.

NOTARY PUBLIC

STATE OF	Hawaii	)
) ss.
COUNTY OF	Maui	)

        On this 23rd day of December, 2008, personally appeared before me, a Notary Public, JULIAN E. SIMPSON and JEAN C. SIMPSON, known to me to be the persons whose names are subscribed to the within instrument and, being authorized to do so, acknowledged that they executed the same as their free act and deed.

Witness my hand and official seal.
My commission expires:	April 3, 2009
/s/ RHODA P. LOMAOANG Notary Public

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FOURTEENTH AMENDMENT TO TONKIN MINING LEASE